EXHIBIT 5.01
                          ___________ ___ , 1995


Roseville ComTech
211 Lincoln Street
Roseville, California

Gentlemen:

          We have acted as your counsel in connection with the organization of Roseville ComTech, a California corporation ("Holding Company"), and the preparation of a Registration Statement on Form S-4, Reg. No. 33-______, as amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on or about March ___, 1995 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 14,484,953 shares of the Holding Company's Common Stock, without par value.

          In so acting, we have participated in the preparation of the Registration Statement, the Certificate of Incorporation of Holding Company as filed with the Secretary of State of the State of California, the Bylaws and the minute book of Holding Company, the form of stock certificate and originals or copies (certified or otherwise identified to our satisfaction) of such records, documents, certificates and other instruments and have made such other investigations as in our judgment are necessary or appropriate to enable us to render the opinion hereinafter expressed.

          Based upon the foregoing it is our opinion that all of the shares of Holding Company Common Stock, when sold and issued in accordance with the final prospectus will be legally and validly issued and outstanding, fully paid and nonassessable.

          We are aware that the Registration Statement indicates we have passed on legal matters in connection with the merger of Roseville Telephone Company into a wholly-owned subsidiary of Holding Company and the issuance of Holding Company's Common Stock thereunder, and we hereby consent to all references to us therein.


                         Very truly yours,

                         DRAFT